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                                                                    EXHIBIT 99.1


                                         Contact:  Krista Mallory
                                                   (760) 931-1771



         Callaway Golf Company Agrees To Purchase Odyssey Sports, Inc.



     CARLSBAD, Calif./July 21, 1997/Callaway Golf Company (NYSE:ELY) announced today that it has reached agreement with U.S. Industries, Inc., the parent company of Odyssey Sports, Inc., to purchase substantially all of the assets of Odyssey Sports, Inc. for a cash purchase price of $130 million, subject to various adjustments at the time of closing.

     Odyssey Sports, Inc. is in the business of making and selling the Odyssey(R) line of putters with Stronomic(R) face inserts which, in the opinion of many golfers, are the best putters available. Odyssey(R) putters are the number one putters in use on the Senior PGA and Ladies PGA Tours, second on the Nike Tour, and third on the PGA Tour.

     Callaway Golf makes and sells Big Bertha(R) metal woods and irons, including Big Bertha(R) War Bird(R) Stainless Steel Metal Woods, Great Big Bertha(R) Titanium Metal Woods, Biggest Big Bertha(TM) Titanium Drivers, Big Bertha(R) Irons and Great Big Bertha(R) Tungsten.Titanium(TM) Irons. Big Bertha(R) Drivers are the number one drivers in use on the PGA, Senior PGA, Ladies PGA, Nike and European PGA Tours.

     "Last year, Callaway Golf Company decided that by the end of 1997 we wanted to provide the golfing public with the best performing putter in the market," said Donald H. Dye, President and CEO of Callaway Golf. "We believe that with this acquisition we have accomplished that goal. In the process, we believe that the acquisition will also add to shareholder value and provide Callaway Golf with an opportunity to effectively compete, worldwide, for putter business against established, well-known putter brands such as Ping, Titleist, Ram and others."

     According to Ely Callaway, Chairman and Founder of Callaway Golf Company, "When I first founded Callaway Golf, it was my intent to provide the serious golfer with products that were demonstrably superior to and pleasingly different from those of our competitors. The addition of Odyssey putters to our product offering continues to fulfill this intent."

     The closing of the transaction is subject to certain contingencies, including the completion of certain governmental reviews. An expected closing date has not been announced.

     For more information about Callaway Golf Company, please visit our web site on the internet at http://www.callawaygolf.com.